Exhibit 99.1

News Release

Uranium Resources Reports 3Q 2014 Results and
Estimates Lower Cash Spend in 2015

CENTENNIAL, Colo., November 6, 2014 — Uranium Resources, Inc. (NASDAQ: URRE) reported its 3Q 2014 financial results with cash and cash equivalents of $7.9 million at the end of the third quarter and achieving one of its 2014 goals to reduce the cash spend below $1.0 million per month during the third quarter.

Highlights for 3Q 2014 and to date:

•                  Net cash used in operating activities decreased by 13% to $2.9 million in 3Q 2014 compared with $3.3 million for 3Q 2013.

•                  Operating and mineral property expenses increased 5% to $1.0 million in 3Q 2014 from $0.9 million in 3Q 2013 but were lower by 7% from 2Q 2014.

•                  The Company is enhancing its mid-term path to production through a strategic and creative non-cash asset exchange agreement whereby it is acquiring prospective properties in South Texas, as announced in the Company’s news release of September 8, 2014.

Christopher M. Jones, President and Chief Executive Officer, said, “During the third quarter, we achieved one of our 2014 goals to reduce our cash spend below $1.0 million per month and we expect to continue at this pace in 2015. We project our total cash budget for 2015 to be less than $10 million or approximately 20% lower than our total spend in 2014.”

Mr. Jones continued, “As part of our cash conservation measures, we are temporarily curtailing generation of technical reports using the Canada National Instrument 43-101 standards for our projects, including rescheduling of the technical report for the Churchrock Project. We will deliver a technical report for our Roca Honda Project later this month as that work is almost complete.”

Financial Overview

The Company’s net loss in the third quarter was $4.0 million compared with a net loss of $3.3 million in 3Q 2013. The net loss increase was due to higher interest expense of $675,000, including non-cash amortization of debt discount of $485,000, and an increase of $47,000 in mineral property expenses, partially offset by a non-cash gain in derivatives of $145,000.

Mineral property expenses were 5% higher at $1.0 million in 3Q 2014 compared with a year ago, reflecting timing of a land holding cost payment for a project.  The Company’s general and administrative expenses were $2.2 million in 3Q 2014, essentially flat against 3Q 2013, as lower payroll and insurance rates offset $133,000 in consulting services for one-time due diligence costs related to the land exchange transaction.

Cash and equivalents were $7.9 million at September 30, 2014 compared with $2.0 million at September 30, 2013 and $1.1 million at December 31, 2013. On November 5, 2014, the cash balance was approximately $7.0 million and total shares outstanding was 25.2 million.

Table 1: Financial Summary (unaudited)

($ in 000)	Q3 2014	Q3 2013	Variance
Cash and Cash Equivalents	$7,887	$2,007	293%
Current Assets	9,085	2,474	267%
Current Liabilities	2,302	2,761	-17%
Working Capital	6,783	(287)	n.a.
Convertible Loan(1)	8,000	—	n.a.
Total Shareholders’ Equity	$28,542	$33,512	-15%

(1)         The current convertible loan totals $8.0 million at September 30, 2014.  The convertible loan facility is recorded under long-term liabilities on the Company’s balance sheet at September 30, 2014 as a derivative liability at a fair value of $3.8 million and the convertible loan’s residual value of $3.9 million.

Table 2: Financial and Capital Summary (unaudited)

($ and Shares in 000, Except Per Share and Uranium Price)	Q3 2014	Q3 2013	Variance	First Nine Months 2014	First Nine Months 2013	Variance
Net Cash Used in Operations	$(2,864)	$(3,289)	-13%	$(9,647)	$(11,513)	-16%
Mineral Property Expenses	987	940	5%	2,929	3,682	-20%
General and Administrative	2,203	2,175	1%	7,002	6,750	4%
Interest & Fees Paid on Convertible Loan	200	—	n.a.	885	—	n.a.
Net Loss	$(3,994)	$(3,273)	22%	$(10,583)	$(11,943)	-11%
Net Loss Per Share	$(0.16)	$(0.17)	-6%	$(0.44)	$(0.63)	-30%
Avg. Weighted Shares Outstanding	24,954	19,820	26%	23,987	18,996	26%
Uranium Average Spot Price (source: UxC)	$31.17	$35.87	-13%	$31.99	$39.54	-19%

During the first nine months of 2014, the Company utilized its At The Market (ATM) sales agreement and sold 788,186 shares for net proceeds of $2.6 million. There remains approximately $6.3 million under the ATM sales agreement. The Company expects that its existing cash and the ATM will provide it with working capital through the third quarter of 2015.

Mr. Jones commented, “We have the financial flexibility over the near term to realize further cost reductions and adjust our business priorities. The recent fall in commodity stocks, including in the uranium sector, emphasizes our continuing need to be financially nimble. We will be judicious in monitoring our financial position and maintain our ability to restart production when uranium prices strengthen.”

All periods prior to 4Q 2013 were restated to expense certain costs. The restatement did not impact the Company’s cash position, financing agreement or progress on operating plans.

Operations

At Rosita in South Texas, wells in a previously mined part of the project area are undergoing plugging as part of restoration work. Both Rosita and Kingsville Dome remain on standby for a potential restart when there is a sustained recovery in uranium prices and such restart would be subject to project financing.

Uranium Market Commentary

Since mid-July 2014, the uranium spot price has increased over 30% to the current $38 per pound level, while the long-term price has crept up only $1 to $45 per pound, according to UxC Consulting. Industry analysts attribute the rise in the spot price to the brief strike at Cameco’s McArthur River Mine in Canada, curtailment of mine production from the still low uranium price and more traders being active in the spot market. In September 2014, a weakening energy sector precipitated declines in the commodity and uranium stocks.

Outlook

During the remainder of 2014, the Company expects to:

•                  Generate a Canada National Instrument 43-101 compliant technical report for the Roca Honda Project in New Mexico,

•                  Maintain costs under $1.0 million per month, and

•                  Pursue additions of quality mineral resources within an economic haulage distance for processing at the Company’s two facilities in South Texas, as well as opportunistic, value-accretive acquisitions and/or operating/processing agreements.

Conference Call/Webcast Details

The Company is hosting a conference call and webcast to discuss its 3Q 2014 financial results and recent developments today, November 6, 2014, at 11:00 a.m. Eastern time (9:00 a.m. Mountain). The conference call and presentation are also available via a live webcast through the Company’s website, www.uraniumresources.com.

Dial-in Numbers:	+1 (800) 319-4610 (U.S. and Canada)

+1 (604) 638-5340 (International)

Conference ID:	Uranium Resources Conference Call

A replay of the call will be available on the Company’s website through November 27 2014.

Replay Numbers:	+1 (800) 319-6413 (U.S. and Canada)

+1 (604) 638-9010 (International)

Code:	1426 followed by the # sign.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and over 16,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 200,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to (i) the timing or occurrence of production at or restoration of the Company’s properties, (ii) future improvements in the demand for and price of uranium, (iii) the adequacy of funding for the Company through 2015, (iv) expected reductions in the Company’s operating expenses and cash spend, (v) the completion of a technical report for the Company’s Roca Honda Project, (vi) additions of reserves and resources or acquisitions, including through the closing of the asset exchange announced in the Company’s news release of September 8, 2014 and (vii) entry into operating or processing agreements are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the Company’s ability to reach agreements with current royalty holders; (d) operating conditions at the Company’s projects; (e) government and tribal regulation of the uranium industry and the nuclear power industry; (f) world-wide uranium supply and demand; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang, Investor Relations

(303) 531-0478

info@uraniumresources.com

www.uraniumresources.com

Uranium Resources, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$7,887,315	$1,117,303
Receivables, net	361,550	47,578
Prepaid and other current assets	836,037	638,100
Total Current Assets	9,084,902	1,802,981

Property, plant and equipment, at cost:
Property, plant and equipment	96,415,388	96,407,310
Less accumulated depreciation, depletion and impairment	(65,780,634)	(65,566,411)
Net property, plant and equipment	30,634,754	30,840,899

Restricted cash	4,010,968	4,010,937
Total Assets	$43,730,624	$36,654,817

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$754,272	$1,243,169
Accrued liabilities	1,337,767	1,775,491
Current portion of asset retirement obligations	203,553	—
Current portion of capital leases	6,491	10,543
Total Current Liabilities	2,302,083	3,029,203

Asset retirement obligations, net of current portion	3,839,102	3,833,608
Derivative liability - convertible loan	3,811,876	2,169,408
Convertible loan, related party	3,885,197	1,024,715
Other long-term liabilities and deferred credits	1,350,000	1,350,000
Long-term capital leases, less current portion	—	4,495
Total Liabilities	15,188,258	11,411,429

Commitments and Contingencies

Stockholders’ Equity:
Common stock, 200,000,000 shares authorized, $.001 par value; 25,167,846 and 19,820,258 shares issued and outstanding, respectively	25,172	19,824
Paid-in capital	230,579,521	216,703,028
Accumulated deficit	(202,052,909)	(191,470,046)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)
Total Stockholders’ Equity	28,542,366	25,243,388

Total Liabilities and Stockholders’ Equity	$43,730,624	$36,654,817

Uranium Resources, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		(Restated)		(Restated)
Operating expenses
Mineral property expenses	$(986,623)	$(940,017)	$(2,928,995)	$(3,682,470)
General and administrative	(2,202,952)	(2,174,862)	(7,001,670)	(6,749,980)
Accretion of asset retirement obligations	(205,995)	(97,435)	(307,612)	(292,305)
Depreciation and amortization	(68,271)	(108,720)	(245,977)	(341,680)
Impairment of uranium properties	—	(3,701)	—	(683,356)
Total operating expenses	(3,463,841)	(3,324,735)	(10,484,254)	(11,749,791)

Other income/(expenses)
Gain on derivatives	145,010	—	1,604,657	—
Interest expense	(679,168)	(3,859)	(1,717,234)	(253,485)
Other income, net	3,615	55,703	13,968	60,238
Total other income/(expense)	(530,543)	51,844	(98,609)	(193,247)

Net loss	$(3,994,384)	$(3,272,891)	$(10,582,863)	$(11,943,038)
LOSS PER SHARE - BASIC AND DILUTED	$(0.16)	$(0.17)	$(0.44)	$(0.63)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	24,954,029	19,820,258	23,986,792	18,995,957

Uranium Resources, Inc.

Consolidated Statements of Cash Flow

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
		(Restated)
Operating activities:
Net loss	$(10,582,863)	$(11,943,038)
Reconciliation of net loss to cash used in operations:
Accretion of asset retirement obligations	307,612	292,305
Amortization of debt discount	1,182,607	—
Change in fair value of derivative liability	(1,604,657)	—
Decrease in restoration and reclamation accrual	(131,562)	(1,269,663)
Depreciation and amortization	245,977	341,680
Impairment of uranium properties	—	683,356
Stock compensation expense	737,270	299,286
Common stock issued for land obligation	342,595	—
Other non-cash items, net	23,174	73,875
Effect of changes in operating working capital items:
Decrease in receivables	45,016	258,532
Increase in prepaid and other current assets	(272,968)	(17,274)
Increase/(decrease) in payables, accrued liabilities and deferred credits	60,462	(231,931)
Net cash used in operating activities	(9,647,337)	(11,512,872)

Cash flows from investing activities:
Reduction in restricted cash	—	5,481,015
Reductions in uranium properties	—	(122,165)
Purchases of equipment	(6,834)	—
Net cash provided by/(used in) investing activities	(6,834)	5,358,850

Cash flows from financing activities:
Proceeds from convertible loan	5,000,000	—
Payments on borrowings	(8,547)	(103,173)
Issuance of common stock, net	11,519,950	3,599,432
Payment of minimum withholding taxes on net share settlements of equity awards	(87,220)	—
Net cash provided by financing activities	16,424,183	3,496,259

Net increase/(decrease) in cash and cash equivalents	6,770,012	(2,657,763)
Cash and cash equivalents, beginning of period	1,117,303	4,664,596
Cash and cash equivalents, end of period	$7,887,315	$2,006,833

Cash paid during the period for:
Interest	$21,301	$2,970
Other non-cash transactions:
Common stock issued for payment of convertible loan fees and interest	$676,409	$—
Common stock issued for repayment of short-term loan principal and interest	—	5,095,833
Common stock issued for the settlement of litigation	333,847	—
Common stock issued for services	—	291,500
Restricted stock issued for services	—	47
Total other non-cash transactions for the period:	$1,010,256	$5,387,380